English Translation
                                                              of German Language
                                                                Letter of Intent

                                Letter of Intent

Q-Seven Systems Inc.,
Utah, represented by its president and CEO
Mr. Philipp Kriependorf, Mittelstr. 11-13,
40789 Monheim

and

Mr Peter Krettli
as majority shareholder
of Partner Air Plc.,
17 Dame Street, Dublin 2, Ireland

state the following intention:

1. Q-Seven Systems Inc. Utah is engaged in the production and marketing of commercial online applications.

     Partner Air Plc. runs an international aviation shipping company resident in Germany. Moreover, Partner Air Plc. develops a sales and organization system for business air traffic which will reduce the costs of private charter flights, increase convenience for customers, and provide business travellers with a cost-effective and time-saving alternative to scheduled flights owing to an international network of local carriers and the integration of a database- controlled online portal.

2. The parties agree that Partner Air Plc. can profit from the Q-Seven Systems Inc.'s knowledge of development and marketing of online applications. The parties also agree that Partner Air Plc.' s business operations and business plans might prove a positive addition to the business scope of Q-Seven Systems Inc.

3. Q-Seven Systems Inc. and Partner Air Plc. intend to stress their joint economic interests by means of cross-share holdings. Therefore, Q-Seven Systems Inc. will increase their registered capital and use the new shares to acquire a majority of Partner Air Plc.

4.   The transaction  shall take place as soon as possible.  Therefore,  Partner
     Air Plc. shall ensure that the documents necessary for the purchase Of shares, particularly the audited annual financial statements for the year 2000 as well as a company valuation, are submitted as soon as possible. Q-Seven Systems Inc. shall also prepare the audited annual financial statements for the year 2000. The parties shall seek to complete the documents within the next three weeks to ensure that the legal steps necessary for the intended transaction can be taken.

Duesseldorf, January 22, 2001
-----------------------------
Date and place

/s/ Philipp Kriependorf                     /s/ Mr. Peter Krettli
-----------------------                     ---------------------------------
Q-Seven Systems Inc., Utah,                 Mr. Peter Krettli as majority
represented by its president                shareholder of Partner Air and
and CEO                                     Plc.
Mr. Philipp Kriependorf,                    7 Dame Street, Dublin 2,
Mittelstr. 11-13, 40789 Monheim             Ireland


                                       2